Exhibit 10.6

ADDENDUM NO. 2 TO

CONSULTANCY AGREEMENT

This ADDENDUM NO. 2 TO CONSULTANCY AGREEMENT (the “Second Addendum”) is made and entered into July 5, 2019 (the “Effective Date”) by and between United Utilities Authority, Ltd., with its principal place of business located at 5/71 Soi Ramkhamheng 3 Soi 31 Intersection 5, Dokmai Subdistrict, Prawet District, Bangkok (“UUA”), and United Capital Consultants, Inc., with its principal place of business located at 3210 East Coralbell Avenue, Mesa, AZ 85204, USA (“UCC”). Each party is hereinafter referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, UUA is a private utility specializing in renewable energy projects and has identified and begun due diligence and negotiations on potential acquisitions in the form of solar energy farms available for purchase in Thailand (the “Facility” or “Facilities”);

WHEREAS, UCC has expertise in the area of project structure and finance and desires to finance acquisitions of solar energy farms or acquire solar energy farms;

WHEREAS, UUA had previously engaged UCC to provide consulting services and assist in financing projects under a Consultancy Agreement executed and between the parties on July 18, 2018, which is incorporated herein by reference (the “Consultancy Agreement”);

WHEREAS, UUA and UCC entered in an Addendum No. 1 to the Consultancy Agreement dated May 22, 2019 to add to and amend certain terms and conditions described in the Consultancy Agreement, which is incorporated herein by reference (the “First Addendum”) and

WHEREAS, the Parties have entered into this Second Addendum to amend the terms and conditions first described in the Consultancy Agreement and the First Addendum.

AGREEMENT

NOW, THEREFORE, the Parties hereby agree as follows:

1.     Amendment of Grant of Option to Purchase the Facilities. To comply with Thai law, Section 1 of the First Addendum relating to the “Grant of Option to Purchase the Facilities” shall be amended, restated and replaced in its entirety with the following provisions:

“1. Grant of Option to Purchase the Facilities.

a.	Option. As per Exhibit A of the Consultancy Agreement, UCC may elect to invest its own capital into UUA’s projects. At UCC’s sole discretion, UUA shall grant to UCC an option to directly purchase up to a 49% equity interest in any Facility to be acquired by UUA (the “Option”). The terms and conditions of UCCs purchase of an equity interest in any Facility upon exercise of the Option shall be evidenced by a separate written agreement. Upon completion of the purchase of any such Facility, UCC and UUA shall enter into a separate agreement to manage and operate such Facilities.

b.	Equity. As UCC anticipates obtaining direct equity in some of UUA’s other projects or may otherwise acquire an interest in UUA, UCC shall retain shareholder rights in connection with any shares of UUA or interests in any project companies owned by UUA subsequently acquired, which shall be independent of this Addendum or the Consultancy Agreement. Such rights may include, but are not limited to, the right to dividends, the right to vote, and the right to acquire additional shares.”

2.     Amendment of Consultancy Fee and Expenses. Section 3 of the Consultancy Agreement relating to “Consultancy Fee and Expenses” shall be amended, restated and replaced in its entirety with the following provisions:

“3. Consultancy Fee and Expenses

a.	Consultancy Fee. In consideration of the Services to be rendered hereunder, UUA shall pay Consultant a Consultancy Fee at the rates and pursuant to the procedures set forth in Exhibit B (the “Consultancy Fee”).

b.	Expenses. Consultant shall be entitled to reimbursement for all pre-approved expenses reasonably incurred in the performance of the Services, upon submission and approval of written statements and receipts in accordance with the then regular procedures of UUA.

c.	Payment. The Consultant shall submit to UUA a monthly invoice detailing the Services performed and expenses incurred during the preceding month and the amount due. All such invoices shall be due and payable within thirty (30) calendar days after receipt thereof by UUA.

d.	Hourly Fees Cap. UUA shall be entitled to set a monthly cap on hourly fees. Consultant may not bill UUA hourly fees for a total amount exceeding the current cap on hourly fees, forfeits the right to bill fees exceeding the current cap, and may not carry such fees over into future months. UUA may set, remove, or change the cap on hourly fees by notifying the Consultant in writing at least five (5) days prior to the start of the following month. Said cap will be effective the following month - unless Consultant gives written consent for the change to be effective immediately - and will remain in effect for subsequent months until changed or removed.

e.	Equity. In consideration of the Services to be rendered hereunder, UUA shall issue to Consultant that certain amount of equity interests in UUA such that Consultant shall own 18% of the total issued and outstanding equity interests of UUA, as calculated on a post-issuance basis.”

3.	Term

a.	Term. This Second Addendum will remain in effect for the Term of the Consultancy Agreement, including any automatic renewals, unless otherwise terminated.

4.	Miscellaneous

a.	Effect of Second Addendum. Except as amended as set forth above, the Consultancy Agreement and the First Addendum shall continue in full force and effect.

b.	Definitions. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Consultancy Agreement.

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SIGNATURES

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

United Utilities Authority, Ltd.		United Capital Consultants, Inc.

By:	/s/ Robert A. Buss	By:	/s/ Clayton F. Patterson
Name:	Mr. Robert A. Buss	Name:	Mr. Clayton F. Patterson
Title:	Vice President	Title:	Chief Executive Officer

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